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                                                                    EXHIBIT 99.1




              IMPERIAL HOLLY CORPORATION COMPLETES ACQUISITION OF
                     DIAMOND CRYSTAL SPECIALTY FOODS, INC.

     Sugar Land, Texas - November 3, 1998 - Imperial Holly Corporation (AMEX:
IHK) announced today that it has completed the acquisition of Diamond Crystal Specialty Foods, Inc., a major supplier to the foodservice and healthcare industries headquartered in Wilmington, Massachusetts. Consideration for the acquisition consisted of $79.6 million cash, 4,972,060 shares of Imperial Holly common stock and the assumption of $28.5 million of indebtedness. Imperial Holly retains an option for 45 days to repurchase the common stock at a price of $7.00 per share. The purchase price is subject to final adjustments based on an acquisition date balance sheet of Diamond Crystal.

     The completion of the Diamond Crystal acquisition, as well as the purchase of Wholesome Foods in September, represents an important step in Imperial Holly's strategy of increasing its participation in the higher margin, higher growth sectors of the foodservice industry, and utilizing Imperial Holly's marketing and distribution capabilities to move into the closely allied food ingredient segments. Over 33% of Diamond Crystal's sales are to the healthcare industry with the remainder divided between the foodservice distributors, chain restaurants and cafeterias. Diamond Crystal's operations, which produce nutritional dry mixes, sauces, seasonings, drink mixes and deserts, will be combined with Imperial Holly's Dixie Crystals Brands, a major supplier of sugar and non-sugar products to the food service industry. Wholesome Foods, which produces organic sugar and related products, has been merged with Imperial Holly's specialty sugars group.

     Imperial Holly Corporation is the largest processor and marketer of refined sugar in the United States, marketing under the Imperial brand in the southwest, the Dixie Crystals brand in the southeast, the Spreckels brand in California, the Pioneer brand in Michigan and the Holly brand in the midwest/west.

          The statements regarding future market prices, operating results and integration activities and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks, uncertainties and assumptions, including, but not limited to, market factors, the effect of weather and economic conditions, farm and trade policy, the available supply of sugar, available quantity and quality of sugar beets and other factors detailed in the Company's Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.


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